Exhibit 99.1

October 24, 2011

LWLG Board of Directors

111 Ruthar Drive

Newark, DE 19711

Gentlemen,

It has been a pleasure to serve for 2 years on Lightwave logic’s Board as its Chairman.

This December I will celebrate my 74th Birthday (and WC Fields  once said—If I knew I was going to last this long I would have taken better care of myself).

I have decided to retire from all Board of Directors that I now serve on no later than the end of this year.

As I requested I would appreciate your accelerating my Warrants for 2 years which would happen in January of 2012.

I am willing to make my retirement effective when it is most convenient for the company.

Again thank you for the opportunity and Good Luck to all.

Sincerely,

Phillips W. Smith

Chairman—Lightwave Logic, Inc.